Exhibit 10.8

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the "Agreement") is entered into as of June 30, 2014 (the "Effective Date"), by and between PishPosh, Inc., a Nevada corporation (the "Company"), and Eliezar Nojowitz (the "Employee").

WHEREAS, the Employee currently serves as a Manager;

WHEREAS, the Company recognizes that the Employee is expected to continue to have a key role in guiding the Company and in developing the Company's business;

WHEREAS, the Company has determined that appropriate arrangements should be taken to encourage the continued attention and dedication of the Employee to his assigned duties without distraction;

WHEREAS, in consideration of the Employee's employment with the Company, the Company desires to provide the Employee with certain compensation and benefits as set forth in this Agreement;

WHEREAS, as of the date of this Agreement, the Company wishes to continue Employee's service under the terms of an employment agreement on the terms set forth herein, which shall supersede all previous agreements regarding Employee's service as a director and employment by the Company; and

WHEREAS, the Employee desires to be employed by the Company on the terms contained in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.          Position and Duties.

(a)     The Employee shall serve as the Chief Operating Officer and will report to the Company's Chief Executive Officer, (the "CEO") during the Term and any Renewal Term (as hereinafter defined).

(b)     The Employee's responsibilities shall be commensurate with the title. For purposes of the applicability of the Company compensation plans to the Employee, Employee shall be considered an "employee." The Employee shall use his best efforts to faithfully and efficiently perform the duties and responsibilities assigned to him hereunder and shall devote substantially all of his business time to the performance of his duties with the Company; provided, the Employee shall be entitled to (i) serve as a member of the board of directors of unaffiliated companies, (ii) serve on civic, charitable, educational, religious, public interest or public service boards, (iii) manage the Employee's personal and family investments, and (iv) engage in and/or have an ownership interest in other noncompeting businesses, in all events so long as such activities do not materially interfere with the performance of the Employee's duties to the Company or create an actual or potential conflict of interest or the appearance thereof. In addition, the Employee has disclosed to the Company his involvement in entities and investments other than the Company (collectively, the "Outside Activities"). The Company shall permit the Employee to continue to engage in the Outside Activities provided that the Employee agrees to disclose to the CEO any actual or potential conflict of interest arising out of any such Outside Activity and the CEO, in his good faith judgment, determines that such Outside Activity does not conflict with the Employee's fiduciary duties to the Company or creates any appearance of such a conflict.

2.          Term. This Agreement and Employee's employment hereunder shall be for an initial term of two (2) years commencing on the date hereof (the "Effective Date") and ending on the second anniversary of the Effective Date (the "Expiration Date"), unless terminated earlier by the Company or the Employee pursuant to Section 4 of this Agreement (the "Term"). Thereafter, this Agreement shall automatically be renewed and the Term shall be extended for additional consecutive terms of one (1) year (each a "Renewal Term"), unless such renewal is objected to by either the Company or the Employee upon ninety (90) days written notice prior to the commencement of the next Renewal Term. In the event of renewal, the last day of each Renewal Term shall be deemed the new Expiration Date.

3.          Compensation and Related Matters.

(a)     Base Salary. The Employee's initial annual base salary shall be $165,000, less applicable withholdings (the "Base Salary"). The Base Salary shall be payable in accordance with the Company's normal payroll procedures in effect from time to time.

(b)     Annual Bonus. During the Term and any Renewal Term, the Employee may receive additional annual cash and/or stock bonuses, in respect of each full or partial fiscal year of the Company occurring during the Term and any Renewal Term, as well as other cash and/or stock bonuses, as determined in the sole discretion of the Company's Board of Directors (the "Board") based on its assessment of Company and individual performance in relation to performance targets, a subjective evaluation of Employee's performance or such other criteria as may be established by the Board (the "Annual Bonus").

(c)     Business Expenses. The Employee shall be entitled to receive prompt reimbursement for all reasonable business expenses incurred by him in performing services hereunder, in accordance with the policies and procedures then in effect and established by the Company for its senior Employee officers and employees.

(d)     Other Benefits. The Employee shall be entitled to participate in all pension, savings and retirement plans, welfare and insurance plans, practices, policies, programs and perquisites of employment applicable generally to other senior Employees and employees of the Company.

(e)     Car. The Employee shall receive an $400.00 per month allowance for the payment of a car for his personal use.

(f)     Health Insurance. The Company shall provide the Employee with health insurance for the Employee and his dependents. The insurance coverage provided shall be not less than what the Company provides to other employees of the Company.

(g)     Vacation. The Employee shall be entitled to accrue up to two weeks paid vacation days in each year, which shall be accrued ratably. The Employee shall also be entitled to all paid holidays given by the Company to its Employees and employees.

(h)     Withholding. All amounts payable to the Employee under this Section 3 shall be subject to all required federal, state and local withholding, payroll and insurance taxes.

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4.          Termination. The Employee's employment may be terminated and this Agreement terminated under the following circumstances:

(a)     Death. The Employee's employment hereunder shall terminate upon his death.

(b)     Disability. The Company may terminate the Employee's employment if the Employee becomes subject to a Disability. For purposes of this Agreement, "Disability" has the meaning set forth in Section 22(e)(3) of the United States Internal Revenue Code (the "Code").

(c)     Termination by Company for Cause. The Company may terminate the Employee's employment for Cause. For purposes of this Agreement, "Cause" means the Employee's:(i) willful misconduct or gross negligence which causes harm to the Company; (ii) fraud, embezzlement or other material dishonesty with respect to the Company; (iii) conviction, plea of nolo contendere, guilty plea, or confession to a felony or any lesser crime of which fraud, embezzlement, or moral turpitude is an element; or (iv) a material breach of this Agreement, provided that a breach of this Agreement, if curable, shall not constitute Cause unless the Company has provided the Employee with (x) written notice of the acts or omissions giving rise to a termination of his employment for Cause; and (y) the opportunity to correct the act or omission within thirty (30) days after receiving the Company's notice (the "For Cause Cure Period").

(d)     Termination by the Company without Cause. The Company may not terminate the Employee's employment during any Term or Renewal Term without Cause.

(e)     Termination by the Employee (without Good Reason). The Employee may terminate his employment at any time for any reason other than a Good Reason upon ninety (90) days prior written notice to the Company, in which case the Company may, in its sole discretion, make such resignation effective earlier than any Termination Date (as hereinafter defined) set forth in such notice.

(f)     Termination by the Employee for Good Reason. The Employee may terminate his employment for Good Reason. For purposes of this Agreement, "Good Reason" means: (i) a material reduction in the Employee's Base Salary; (ii) a material diminution in the Employee's responsibilities as Employee Chairman; (iii) the assignment of duties to the Employee materially inconsistent with his position as Employee Chairman; (iv) the requirement that the Employee relocate his primary place of employment more than 20 miles from Lakewood, New Jersey (unless such location is closer to the Employee's primary residence); or (v) the Company's material breach of this Agreement; provided that, within ninety (90) days of the Company's act or omission giving rise to a resignation for Good Reason, the Employee notifies the Company in a writing of the act or omission, the Company fails to correct the act or omission within thirty (30) days after receiving the Employee's written notice (the "Good Reason Cure Period") and the Employee actually terminates his employment within sixty (60) days after the date the Company receives the Employee's notice.

(g)     Expiration. Employee's employment shall terminate on the Expiration Date.

(h)     Termination Date. The "Termination Date" means: (i) if the Employee's employment is terminated by his death under Section 4(a), the date of his death; (ii) if the Employee's employment is terminated on account of his Disability under Section 4(b), the date on which the Company provides the Employee a written termination notice; (iii) if the Company terminates the Employee's employment for Cause under Section 4(c), the date on which the Company provides the Employee a written termination notice, unless the circumstances giving rise to the termination are subject to the For Cause Cure Period, in which case the date on which the Company provides the Employee a written termination notice following the end of the For Cause Cure Period; (iv) if the Employee resigns his employment without Good Reason under Section 4(e), thirty (30) days after the date on which the Employee provides the Company a written termination notice, unless the Company makes such resignation effective earlier than such date; (v) if the Employee resigns his employment with Good Reason under Section 4(f), the date on which the Employee provides the Company a timely written termination notice following the end of the Good Reason Cure Period; and (vi) the Expiration Date if the Employee's employment terminates under Section 4(g).

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5.          Compensation upon Termination.

(a)     Termination by the Company for Cause; by the Employee without Good Reason; or upon the Expiration Date. If the Employee's employment with the Company is terminated pursuant to Sections 4(c), 4(e), or 4(g), the Company shall pay or provide to the Employee the following amounts through the Termination Date: any earned but unpaid Base Salary, unpaid expense reimbursements, and any vested benefits the Employee may have under any employee benefit plan of the Company (the "Accrued Obligations") on or before the time required by law but in no event more than thirty (30) days after the Employee's Termination Date (the "Payment Time"). All of the Employee's unvested equity awards will be immediately canceled as of the Termination Date, and any vested Company stock options shall be exercisable in accordance with the terms and conditions set forth in the related equity plan(s) and/or award agreement(s), or as otherwise set forth on Exhibit A to this Agreement.

(b)     Death; Disability. If the Employee's employment terminates because of his death as provided in Section 4(a) or because of a Disability as provided in Section 4(b), then the Employee (or his authorized representative or estate) shall be entitled to:

(i)     The Accrued Obligations earned through the Termination Date (payable at the Payment Time).

(ii)     Vesting for all previously granted outstanding equity-incentive awards subject to time-based vesting criteria will be accelerated as if the Employee continued to provide services to the Company for twelve (12) months following the Termination Date; any outstanding equity-incentive awards subject to time-based vesting criteria that would not vest during the twelve (12) months following the Termination Date will be forfeited. Any vested stock options shall be exercisable in accordance with the terms and conditions set forth in the related equity plan(s) and/or award agreement(s), or as otherwise set forth on Exhibit A to this Agreement.

(iii)     Subject to the Employee's or, in the event of his death, his eligible dependents' timely election of continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"), the Company shall reimburse the Employee and/or his eligible dependents the monthly premium payable to continue his and his eligible dependents' participation in the Company's group health plan (to the extent permitted under applicable law and the terms of such plan) which covers the Employee (and the Employee's eligible dependents) for a period of eighteen (18) months, provided that the Employee is eligible and remains eligible for COBRA coverage; and provided, further, that in the event that the Employee obtains other employment that offers group health benefits, such continuation of coverage by the Company shall immediately cease. If the reimbursement of any COBRA premiums would violate the nondiscrimination rules or cause the reimbursement of claims to be taxable under the Patient Protection and Affordable Care Act of 2010, together with the Health Care and Education Reconciliation Act of 2010 (collectively, the "Act") or Section 105(h) of the Code, the Company paid premiums shall be treated as taxable payments and be subject to imputed income tax treatment to the extent necessary to eliminate any discriminatory treatment or taxation under the Act or Section 105(h) of the Code.

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(iv)     In the case of a termination due to Disability, in addition to the aforementioned benefits, continuation of the Base Salary in effect on the Terminate Date until the earlier of (A) the twelve month anniversary of the Terminate Date, and (B) the date Employee is eligible to commence receiving payments under the Company's long-term disability policy. If the net compensation from the Base Salary is greater than the net compensation from the longterm disability policy, the Company, through the twelve month anniversary of the Termination Date will compensate the Employee's estate the difference in net compensation.

(c)     Termination by the Employee with Good Reason. If the Employee terminates his employment for Good Reason as provided in Section 4(f), then the Employee shall be entitled to the following:

(i)     The Accrued Obligations earned through the Termination Date (payable at the Payment Time).

(ii)     Vesting in any and all previously granted outstanding equity-based incentive awards subject to time-based vesting criteria shall be accelerated to the Termination Date. Any vested stock options shall be exercisable in accordance with the terms and conditions set forth in the related equity plan(s) and/or award agreement(s), or as otherwise set forth on Exhibit A to this Agreement.

(iii)     Subject to the Employee's timely election of continuation coverage under COBRA, the Company shall reimburse the Employee the monthly premium payable to continue his and his eligible dependents' participation in the Company's group health plan (to the extent permitted under applicable law and the terms of such plan) which covers the Employee (and the Employee's eligible dependents) for a period of eighteen (18) months, provided that the Employee is eligible and remains eligible for COBRA coverage; and provided, further, that in the event that the Employee obtains other employment that offers group health benefits, such continuation of coverage by the Company shall immediately cease. If the reimbursement of any COBRA premiums would violate the nondiscrimination rules or cause the reimbursement of claims to be taxable under the Act or Section 105(h) of the Code, the Company paid premiums shall be treated as taxable payments and be subject to imputed income tax treatment to the extent necessary to eliminate any discriminatory treatment or taxation under the Act or Section 105(h) of the Code.

(d)     Change of Control: Termination by the Employee with Good Reason. If the

Employee terminates his employment for Good Reason as provided in Section 4(f), and such termination occurs (x) at the same time as, or within the twelve (12) month period following, the consummation of a Change in Control (as defined in the 2014 Stock Option Plan) or (y) within the sixty (60) day period prior to the date of a Change in Control where the Change in Control was under consideration at the time of Employee's Termination Date, then the Employee shall be entitled to the following:

(i)     The Accrued Obligations earned through the Termination Date (payable at the Payment Time).

(ii)     Full vesting of any and all outstanding previously granted equity-based incentive awards subject to time-based vesting criteria. Any vested stock options shall be exercisable in accordance with the terms and conditions set forth in the related equity plan(s) and/or award agreement(s), or as otherwise set forth on Exhibit A to this Agreement.

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(iii)     Subject to the Employee's timely election of continuation coverage under COBRA, the Company shall reimburse the Employee the monthly premium payable to continue his and his eligible dependents' participation in the Company's group health plan (to the extent permitted under applicable law and the terms of such plan) which covers the Employee (and the Employee's eligible dependents) for a period of twelve (12) months, provided that the Employee is eligible and remains eligible for COBRA coverage; and provided, further, that in the event that the Employee obtains other employment that offers group health benefits, such continuation of coverage by the Company shall immediately cease. If the reimbursement of any COBRA premiums would violate the nondiscrimination rules or cause the reimbursement of claims to be taxable under the Act or Section 105(h) of the Code, the Company paid premiums shall be treated as taxable payments and be subject to imputed income tax treatment to the extent necessary to eliminate any discriminatory treatment or taxation under the Act or Section 105(h) of the Code.

(e)     No Mitigation or Offset. In the event of any termination of Employee's employment hereunder, Employee shall be under no obligation to seek other employment or otherwise mitigate the obligations of the Company under this Agreement, and there shall be no offset against any amounts due under this Agreement on account of any remuneration attributable to any subsequent employment that Employee may obtain.

6.          Confidentiality and Restrictive Covenants.

(a)     Covenant Against Disclosure. All Confidential Information (defined below) relating to the business and operations of the Company is, shall be and shall remain the sole property and confidential business information of the Company, free of any rights of the Employee. The Employee shall not make any use of the Confidential Information except in the performance of his duties hereunder and shall not disclose any Confidential Information to third parties, without the prior written consent of the Company. "Confidential Information" includes without limitation such documents as business plans, source code, documentation, intellectual property, financial analysis, marketing plans, customer names, customer lists, customer data, contracts and other business information, including the information of the Company, existing or prospective customers, clients, investors or other third parties with whom the Company hereto has relationships or conducts business that may be disclosed to Employee as part of Employee's employment. The foregoing shall not apply to information that (i) was known to the public prior to its disclosure to the Employee; (ii) becomes known to the public subsequent to disclosure to the Employee through no wrongful act of the Employee or any representative of the Employee; or (iii) the Employee is required to disclose by applicable law, regulation or legal process (provided that the Employee provides the Company with prior notice of the contemplated disclosure and reasonably cooperates with the Company at its expense in seeking a protective order or other appropriate protection of such information). Notwithstanding clauses (i) and (ii) of the preceding sentence, the Employee's obligation to maintain such disclosed information in confidence shall not terminate where only portions of the Confidential Information are in the public domain.

(b)     Return of Company Property and Records. On the Termination Date or on any prior date upon the Company's written demand, the Employee will surrender to the Company all property and equipment belonging to the Company and will return all Confidential Information in his possession, directly or indirectly, that is in written or other tangible form (together with all duplicates thereof). The Employee will not retain or furnish any such Confidential Information to any third party, either by sample, facsimile, film, audio or video cassette, electronic data, verbal communication or any other means of communication.

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(c)     Nonsolicitation. During the Term, any Renewal Term and through the second anniversary of the Termination Date (the "Restricted Period"), the Employee shall not, directly or indirectly, take any of the following actions, and, to the extent the Employee owns, manages, operates, controls, is employed by or participates in the ownership, management, operation or control of, or is connected in any manner with, any business, the Employee will use his best efforts to ensure that such business does not take any of the following actions:

(i)     persuade or attempt to persuade any customer of the Company to cease doing business with the Company, or to reduce the amount of business any customer does with the Company;

(ii)     solicit for himself or any entity the business of a customer of the Company, or solicit any business which was a customer of the Company in competition with the Company within twelve (12) months prior to the termination of the Employee's employment; or

(iii)     persuade or attempt to persuade any employee of the Company to leave the employ of the Company, or hire or engage, directly or indirectly, any individual who was an employee of the Company within one (1) year prior to the Employee's Termination Date.

7.          Noncompetition. The Employee acknowledges that he performs services of a unique nature for the Company that are irreplaceable, and that the Employee's performance of such services to a competing business will result in irreparable harm to the Company. Accordingly, during the Restricted Period, Employee agrees that Employee shall not, directly or indirectly, own, manage, operate, control, be employed by (whether as an employee, consultant, independent contractor or otherwise, and whether or not for compensation) or render services to any person, firm, corporation or other entity, in whatever form, engaged in any business of the same type as any business in which the Company or any of its subsidiaries or affiliates is engaged on the Termination Date, or in which they have proposed, on or prior to such date, to be engaged in on or after such date at any time during the twelve (12) month period ending with the Terminate Date, in any locale of any country in which the Company conducts business as of the Termination Date. This Section 7 shall not prevent the Employee from owning not more than two percent (2%) of the total shares of all classes of stock outstanding of any publicly held entity engaged in such business.

8.          No Disparagement. During the Term and through the second anniversary of the Termination Date, the Employee will not make public statements or communications that disparage the Company or any of its businesses, services, products, affiliates or current, former or future directors and Employee officers in their capacity as such. During the Term and through the second anniversary of the Termination Date, the Company will instruct its directors and Employees not to make public statements or communications that disparage the Employee. The foregoing obligations shall not be violated by truthful statements in response to legal process, required governmental or regulatory testimony or filings or administrative or arbitral proceedings (including, without limitation, depositions in connection with such proceedings).

9.          Disputes.

(a)     Any dispute or controversy arising out of or relating to this Agreement or your employment, other than injunctive relief, will be settled exclusively by arbitration, conducted before a single arbitrator in New York, New York (applying New York law) in accordance with, and pursuant to, the National Rules for the Resolution of Employment Disputes of the American Arbitration Association ("AAA"). The single arbitrator shall be selected by the mutual agreement of the Company and the Employee, unless the parties are unable to agree to an arbitrator, in which case, the arbitrator will be selected under the procedures of the AAA. The decision of the arbitrator will be final and binding upon the parties hereto. Any arbitral award may be entered as a judgment or order in any court of competent jurisdiction. Either party may commence litigation in court to obtain injunctive relief in aid of arbitration, to compel arbitration, or to confirm or vacate an award, to the extent authorized by the Federal Arbitration Act or the New York Arbitration Act. The Company and the Employee will equally share the AAA administrative fees, as well as the arbitrator's fee and expenses, and each party will pay its own attorneys' fees and costs.

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(b)     BOTH THE COMPANY AND THE EMPLOYEE HEREBY WAIVE ANY RIGHT TO A TRIAL BY JURY TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE FEDERAL OR STATE LAW.

10.          Integration. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements between the parties concerning such subject matter.

11.          Successors and Assignment. This Agreement is personal to each of the parties hereto. Except as provided below, no party may assign or delegate any rights or obligations hereunder without first obtaining the written consent of the other party hereto. This Agreement shall inure to the benefit of and be enforceable by the Employee's personal representatives, executors, administrators, heirs, distributees, devisees and legatees. In the event of the Employee's death after his termination of employment but prior to the completion by the Company of all payments due him under this Agreement, the Company shall continue such payments to the Employee's beneficiary designated in writing to the Company prior to his death (or to his estate, if the Employee fails to make such designation). The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. This Agreement shall be binding upon and inure to the benefit of the Company and any such successor, and such successor shall thereafter be deemed the "Company" for the purposes of this Agreement.

12.          Enforceability. If any portion or provision of this Agreement (including, without limitation, any portion or provision of any section of this Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

13.          Survival. The provisions of this Agreement shall survive the termination of this Agreement and/or the termination of the Employee's employment to the extent necessary to effectuate the terms contained herein.

14.          Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

15.          Notices. Any notices, requests, demands and other communications provided for by this Agreement shall be sufficient if in writing and delivered in person or sent by a nationally recognized overnight courier service or by registered or certified mail, postage prepaid, return receipt requested, to the Employee at the last address the Employee has filed in writing with the Company or, in the case of the Company, at its main offices,

If to Employee:	El iezar Nojowitz
1224 Menodinco Ct.
Lakewood, NJ 08701

If to Company:	PishPosh, Inc.
320 Cross Street
Lakewood, NJ 08701

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16.         Amendment. This Agreement may be amended or modified only by a written instrument signed by the Employee and by a duly authorized representative of the Company.

17.          Governing Law. This is a New York contract and shall be construed under and be governed in all respects by the laws of New York for contracts to be performed in that State and without giving effect to the conflict of laws principles of New York or any other State.

18.          Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute one and the same document.

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IN WITNESS WHEREOF, the parties have executed this Agreement effective on the date and year first above written.

PISHPOSH, INC.

By:
Name:
Title:

ELIEZAR NOJOWITZ

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